Exhibit 10.1

Arena Pharmaceuticals, Inc.

Non-Employee Director Compensation

Equity:

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Continuing directors and new directors elected at our annual stockholders’ meeting: 48,000 options to purchase shares of our common stock. The options are granted effective on the date of the annual stockholders’ meeting, and vest in equal monthly installments over one year from the date of grant. With respect to only our June 2011 annual stockholders’ meeting, the elected directors shall receive 36,000 (instead of 48,000) options to purchase shares of our common stock.

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New directors appointed or elected other than at our annual stockholders’ meeting: A prorated amount of the annual 48,000 options to purchase shares of our common stock determined by multiplying the 48,000 annual amount by a fraction, the numerator of which is the number of months until the one-year anniversary of the most recent annual stockholders’ meeting and the denominator of which is 12. For example, if a new director is appointed in January and the prior year’s annual stockholders’ meeting occurred in June, the new director would be granted 5/12 of 48,000 options, or 20,000 options.

The options are granted effective on the most recent annual stockholders’ meeting’s monthly anniversary date following the month of the director’s appointment or election, and vest in equal monthly installments (except as otherwise necessary to avoid vesting of a fractional share) beginning on the grant date and ending on the one-year anniversary of the most recent annual stockholders’ meeting. For example, if a new director is appointed in January and the prior year’s annual stockholders’ meeting occurred on June 13th, the new director would be granted 20,000 options on February 13th, and 4,000 options would vest on the 13th of February, March, April, May and June.

The options are 10-year options with an exercise price equal to the fair market value of our common stock on the grant date. “Fair market value” on the grant date means the per share closing price of our common stock as reported on the NASDAQ Global Select Market on the grant date or, if there was no reported closing price on such date, on the last preceding date on which the closing price was reported.

Except in the case of a director’s death or disability, unvested stock options terminate when the director ceases to be a director. Unless earlier terminated or expired, vested stock options terminate three years after the director ceases to be a director (or, if applicable, an employee) for any reason other than the director’s death or disability. In the event of a director’s death or disability, the director’s stock options become fully vested and, unless earlier terminated or expired, terminate three years after the date of the director’s death or disability, as applicable.

Cash:

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Annual retainer: Beginning with the third quarter of 2011, $7,500 per quarter, subject to continuing service as a director. For 2011, all directors will receive the increase in the annual retainer from the previous annual retainer in cash, and such increase will not impact directors’ elections in late 2010 to receive all or a portion of the previous annual retainer in stock options instead of cash. New directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed or elected.

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Additional annual retainer for lead independent director: Beginning with the third quarter of 2011, additional $5,000 per quarter, subject to continuing service as lead independent director. New lead independent directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed to such position.

—	Meeting attendance fees:

—	General: $1,000

—	Exceptions:

—	Audit Chair Meeting Attendance Fee: $3,000

—	Other Chair Meeting Attendance Fee: $2,000

In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.

Approved on June 13, 2011

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